 FORM 4                                                                                                        OMB Approval
                                             U.S.  SECURITIES AND EXCHANGE COMMISSION                   ---------------------------
[ ] Check this box if no longer                     WASHINGTON, D.C. 20549                              OMB Number 3235-0287
    subject to Section 16. Form                                                                         Expires: September 30, 1998
    4 or Form 5 obligations may            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                 Estimated average burden
    continue. See Instruction 1(b).                                                                     hours per response.... 0.5

         Filed pursuant to Section 16(a) of the Securities and Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
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1. Name and Address of Reporting Person|   2. Issuer Name and Ticker or Trading Symbol     |  6. Relationship of Reporting Person(s)
                                       |                                                   |     to Issuer (Check all applicable)
Judell        Harold           B       |   EastGroup Properties    (EGP)                   |    __X__ Director _____ 10% Owner
-------------------------------------------------------------------------------------------|    _____ Officer (give title below)
(Last)        (First)       (Middle)   |  3. IRS or Social       |  4. Statement for       |    _____ Other (specify below)
One Canal Place, Suite 2600            |     Security Number     |     Month/Year          |     ________________________________
365 Canal Street                       |     of Reporting        |    January 1997         |----------------------------------------
                                       |     Person (Voluntary)  |-------------------------|  7. Individual or Joint/Group Filing
---------------------------------------|                         |  5. If Amendment,       |        (Check Applicable Line)
             (Street)                  |                         |     Date of Original    | _X_ Form filed by One Reporting Person
                                       |                         |     (Month/Year)        | ___ Form filed by more than one
 New Orleans        LA        70130    |                         |         --              |     Reporting Person
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(City)          (State)          (Zip) |      Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1. Title of Security                   | 2.Transaction | 3.Transaction | 4.Securities Acquired (A)| 5.Amount of | 6.Owner-| 7.Nature
   (Instr. 3)                          |   Date        |   Code        |   or Disposed of (D)     | Securities  | ship    | of
                                       | (Month/Day/   |   (Instr. 8)  |   (Instr. 3, 4, and 5)   | Beneficially| Form:   | Indirect
                                       |   Year)       |               |                          | Owned at End| Direct  | Bene-
                                       |               | --------------|--------------------------| of Month    | (D) or  | ficial
                                       |               |       |       | Amount | (A)  |  Price   | (Instr. 3   | Indirect| Owner-
                                       |               |  Code | V     |        |  or  |          |   and 4)    | (I)     | ship
                                       |               |       |       |        | (D)  |          |             |(Instr.4)|(Instr.4)
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
Common Stock                           | 01/17/97      |   M   |  --   | 5,000  |  A   | 16.00    |  8,900      |    D    |   --
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
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Reminder: Report on a separate line for each class of securities beneficially owned, directly or indirectly.                  (over)
* If the Form is filed by more than one Reporting Person, see Instruction 4(b)(v)                                    SEC 1474 (7.96)

                                                             (Print or Type Response)

FORM 4 (CONTINUED)       TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1.Title of Derivative Security | 2.Conversion | 3.Transaction | 4.Transaction | 5.Number of  | 6.Date Exer-     | 7.Title and Amount
  (Instr. 3)                   | or Exercise  | Date          |   Code        | Derivative   | cisable and      | of Underlying
                               | Price of     |               |  (Instr. 8)   | Securities   | Expiration Date  | Securities
                               | Derivative   |  (Month/Day/  |               | Acquired (A) | (Month/Day/Year) | (Instr. 3 and 4)
                               | Security     |    Year)      |               | or Disposed  |                  |
                               |              |               |               | of (D)       |--------------------------------------
                               |              |               |               | (Instr. 3,   | Date    | Expir- |        | Amount or
                               |              |               |               |  4, and 5)   | Exer-   | ation  |  Title | Number of
                               |              |               |---------------|--------------| cisable | Date   |        | Shares
                               |              |               | Code  |   V   | (A)  |  (D)  |         |        |        |
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Option                         |  $16.00      |  1/7/97       |   M   |  --   |  --  | 5,000 | 3/15/91 | 3/14/01|Shares  | 5,000
                               |              |               |       |       |      |       |         |        |of      |
                               |              |               |       |       |      |       |         |        |Benefi- |
                               |              |               |       |       |      |       |         |        |cial    |
                               |              |               |       |       |      |       |         |        |Interest|
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Option                         |  $16.875     |  N/A          |   --  |  --   |  --  |  --   | 12/10/94|12/15/04|Shares  | 1,500
                               |              |               |       |       |      |       |         |        |of      |
                               |              |               |       |       |      |       |         |        |Benefi- |
                               |              |               |       |       |      |       |         |        |cial    |
                               |              |               |       |       |      |       |         |        |Interest|
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Option                         |  $19.00      |  N/A          |   --  |  --   |  --  |  --   | 6/1/95  | 5/31/05|Shares  | 1,500
                               |              |               |       |       |      |       |         |        |of      |
                               |              |               |       |       |      |       |         |        |Benefi- |
                               |              |               |       |       |      |       |         |        |cial    |
                               |              |               |       |       |      |       |         |        |Interest|
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Option                         |  $21.875     |  N/A          |   --  |  --   |  --  |  --   | 6/19/96 |6/18/06 |Shares  | 1,500
                               |              |               |       |       |      |       |         |        |of      |
                               |              |               |       |       |      |       |         |        |Benefi- |
                               |              |               |       |       |      |       |         |        |cial    |
                               |              |               |       |       |      |       |         |        |Interest|
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
 8.Price of   | 9.Number of    |  10.Ownership     | 11.Nature of  |
   Derivative |   Derivative   |     Form of       |    Indirect   |
   Security   |   Securities   |     Derivative    |    Beneficial |
   (Instr. 5) |   Beneficially |     Security;     |    Ownership  |
              |   Owned at End |     Direct (D) or |    (Instr. 4) |
              |   of Month     |     Indirect (I)  |               |
              |   (Instr. 4)   |     (Instr. 4)    |               |
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      N/A     |       0        |         --        |      --       |
--------------|----------------|-------------------|---------------|
      N/A     |     1,500      |         D         |      --       |
--------------|----------------|-------------------|---------------|
      N/A     |     1,500      |         D         |      --       |
--------------|----------------|-------------------|---------------|
      N/A     |     1,500      |         D         |      --       |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
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Explanation of Responses:

                                                                      /s/     Harold B. Judell                        2-10-97
                                                                      ------------------------------------        -----------------
                                                                         *Signature of Reporting Person                 Date



** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
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                                                                                                                SEC 1474 (7/96)